Exhibit 99.1

Part I.

Business overview

Graham Holdings Company is a media and diversified education company whose operations include television broadcasting, educational services, online print and local TV news, manufacturing and home health and hospice care.

The Company’s media operations comprise the ownership and operation of television broadcasting (through the ownership and operation of seven television broadcast stations across designated market areas (“DMAs”); plus Slate and Foreign Policy magazines and Panoply, a podcast network). Kaplan, Inc. (“Kaplan”), a subsidiary of the Company, provides a wide variety of educational services, both domestically and outside the United States. The Company also owns home health and hospice providers, four manufacturing companies and Social Code LLC, a marketing solutions provider.

The Company’s operations in geographic areas outside the U.S. consist primarily of Kaplan’s non-U.S. operations. During the fiscal years 2017, 2016 and 2015, these operations accounted for approximately 25%, 25% and 26%, respectively, of the Company’s consolidated revenues, and the identifiable assets attributable to non-U.S. operations represented approximately 21% and 20% of the Company’s consolidated assets at December 31, 2017 and December 31, 2016, respectively.

For the fiscal year ended December 31, 2017, we generated $2,592 million of total revenues and $268 million of Adjusted EBITDA. For the twelve months ended March 31, 2018, we generated $2,669 million of total revenues and $306 million of Adjusted EBITDA. For the twelve months ended March 31, 2018, we generated $248 million of free cash flow, defined as Adjusted EBITDA less capital expenditures. The following charts illustrate revenue, Adjusted EBITDA and free cash flow for the twelve months ended March 31, 2018 for each of our television broadcasting, education and other business segments. See “Summary—Summary historical consolidated financial information” for reconciliations of Adjusted EBITDA and free cash flow to the nearest comparable GAAP measure.

Note: Adjusted EBITDA and free cash flow percentages exclude corporate and intersegment eliminations.

For all businesses in which we invest, we maintain a long-term view. We seek and will continue to seek underlying sector diversification across our businesses, because we view the diversity of our service offerings as the foundation for the Company’s business model:

●
Television broadcasting—Graham Media Group, Inc. (“GMG”), a subsidiary of the Company, owns seven television stations located in Houston, TX; Detroit, MI; Orlando, FL; San Antonio, TX; Jacksonville, FL; and Roanoke, VA, as well as SocialNewsDesk, a provider of social-media management tools designed to connect newsrooms with their users.

●	Education—Kaplan provides an extensive range of education and related services worldwide for students and professionals.

●
Other businesses—The Company’s portfolio also includes a host of diversified businesses including: Hoover Treated Wood Products, Inc., Group Dekko Inc., Joyce/Dayton Corp, Forney Corporation, Graham Healthcare Group, SocialCode, The Slate Group, The FP Group, and CyberVista LLC.

We believe the following factors have been instrumental to our success:

Diversified business portfolio well positioned for the future

While GMG and Kaplan have been the primary drivers of the profits for the past several years, there has been a gradual shift as our other businesses have grown. Following the acquisition of Hoover Treated Wood Products, Inc. in April 2017, our other businesses became more meaningful contributors to operating income.

For the twelve months ended March 31, 2018, the television broadcasting business accounted for 16% of revenue and 49% of Adjusted EBITDA of the Company. During the same period, the education businesses generated 57% of revenue and 39% of Adjusted EBITDA. Our other businesses generated 27% of revenue and 12% of Adjusted EBITDA.

Attractive TV broadcast assets

Graham Media Group owns and operates seven television stations, each in a top-70 market, all of which are recognized as news leaders. Local, “Big 4” network-affiliated TV stations (such as NBC, CBS and ABC) are critically important to incumbent multichannel video programming distributors (“MVPD,” such as cable companies and satellite providers). More and more, MVPDs are offering consumers skinnier bundles and local TV is almost always included in such offerings. Five out of seven of Graham’s stations represent “Big 4” network affiliates. Three of these stations are NBC-affiliates with two additional stations affiliated with CBS and ABC. In the last year, GMG diversified its portfolio of assets further with the acquisition of two stations as a result of the Nexstar / Media General merger: WSLS (NBC—Roanoke, VA) and WCWJ (CW—Jacksonville, FL). Overall, four of GMG’s stations are ranked #1 during the key broadcasting periods of 6am, 6pm and late newscasts, among target demographic viewers ages 25 to 54.

According to S&P Global Market Intelligence, the U.S. TV Broadcasting segment is expected to grow at a compounded annual growth rate (“CAGR”) of approximately 4% over the four-year period between 2016 and 2020. The main drivers attributed to such growth are retransmission trends and the ongoing shift towards the digital ecosystem. Gross retransmissions are expected to grow at a CAGR of approximately 9% from 2016 through 2020, followed by digital growth on a CAGR basis of approximately 7% over the same period. Gross retransmissions are expected to grow their share of the TV broadcasting industry revenue from 6% in 2010 to approximately 32% in 2020. Digital revenue is expected to comprise 8% of industry revenue by 2020 as compared to 5% in 2010. Growing retransmission revenue is improving the risk profile of our broadcasting business given visibility and the contractual nature of this revenue stream and has historically helped drive free cash flow.

Prudent management of our Education division

We maintain an ongoing focus on portfolio rationalization and actively manage the Kaplan business within the changing landscape of the education industry. As an example, while for-profit sector enrollments have declined in the last several years, online non-profit and public institution enrollments have grown during the same period. As enrollments have gone up, many higher education markets remain underpenetrated, particularly in developing countries. The prudent management of our education assets as well as Kaplan’s geographic reach allows us to tap into the growth potential in the markets we serve. One example is the transaction between Kaplan University (“KU”) and Purdue University (“Purdue”). Purdue, which is one of the nation’s elite public universities (ranked #18 by US News & World Report), is also amongst the most innovative in addressing issues of access and affordability. As part of the transaction, Kaplan contributed its institutional assets to enable Purdue to further its mission of expanding access, as a land-grant institution. Kaplan will support Purdue

University Global, Inc. (“Purdue Global”), the renamed, adult-learner-focused academic institution through a long-term transition and operations support agreement. The transaction reduces Kaplan’s operating leverage and risk profile while allowing for upside potential and the ability to benefit from current industry trends.

Expansion of our manufacturing businesses

Our Manufacturing division includes four businesses:

Group Dekko Inc., a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies (acquired in 2015 and expanded in 2016 with the acquisition of Electri-Cable Assemblies); Joyce/Dayton Corp., a manufacturer of screw jacks and other linear motion systems; Forney Corporation, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications; and Hoover Treated Wood Products, Inc., a supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications that the Company acquired in April 2017. While we suspect the growth rates will moderate following the Hoover acquisition, we believe these businesses will provide meaningful contributions over the long-term.

Successful track record of accretive acquisitions

We continually emphasize our focus on making disciplined, accretive acquisitions to further build our portfolio of businesses. This approach provides value for our business through diversification and greater stability in earnings and growth prospects. We have seen success with this approach, such as with the acquisitions of Hoover Treated Wood Products, Group Dekko Inc., Joyce/Dayton Corp., the TV stations of WSLS and WCWJ, alongside several others. These are all established businesses that we understand, have a record of profitability and are well-managed by teams that desire to remain with the business. Many of these accretive acquisitions over the years have been funded by cash flow from our operations which have allowed us to maintain conservative leverage levels, as shown below.

Conservative capital structure with strong financial stewardship

Our free cash flow is driven by strong levels of Adjusted EBITDA and managing our capital expenditures. We have a history of managing leverage ratios (on a total debt to Adjusted EBITDA basis) below 2.0x and, as of March 31, 2018, our leverage stands at 1.6x on a total debt to Adjusted EBITDA basis. We also maintain significant levels of liquidity, comprised of $820 million of cash and cash equivalents, restricted cash, marketable securities and other investments as of March 31, 2018. We also possess up to $200 million of undrawn capacity under our senior credit facility, with the potential to increase our undrawn capacity to $300 million under the proposed new credit facility (see “Recent developments” below). Additionally, we maintain an overfunded status on our pension plan and the prepaid pension costs as of March 31, 2018 were approximately $1.1 billion.

Experienced management team and long-term ownership

We have an experienced and talented senior management team, with strong international expertise from a wide variety of industry-leading global companies. Our executive officers have been with us for an average of 19 years and have led our transformation into a diversified holding company with over $2.6 billion in revenues for the twelve month period ended March 31, 2018. In addition to a dedicated management team, we also benefit from a supportive ownership base which has spearheaded the strategy of the company since our inception. The Company has been majority family-owned since Eugene Meyer acquired The Washington Post in 1933. Today, the Graham family collectively controls the Company through their ownership of the unlisted Class A common stock that selects 70% of our board of directors. Our Chief Executive Officer, Tim O’Shaughnessy, the son-in-law of Donald Graham, was named Chief Executive Officer of the Company in November 2015. Prior to being appointed Chief Executive Officer, Tim was appointed President of the Company in November 2014 and has over 10 years of industry experience. Donald Graham has been with the Company for over 45 years, and he is currently the Chairman of the Board, a position he has held since 1993. In addition, we have strong regional and local management teams within each business with a deep understanding of the local markets that are focused on meeting the needs of various stakeholders including students, communities, regulators and business leaders.

Segment overview

Television broadcasting

LOCAL
KPRC

LOCAL 4
CLICK ON DETROIT

NEWS 6
GETTING RESULTS.

KSAT 12
abc
Expect more.

WJXT 4
the local station

10 NEWS
WORKING FOR YOU.

THE CW 17

SND
SOCIAL NEWS DESK

GRAHAM DIGITAL

The following table sets forth certain information with respect to each of the Company’s television stations:

Station, location and year commercial operation commenced	National market ranking(a)	Applicable ranking(b)		Primary network affiliation	Expiration date of FCC license	Expiration date of network agreement	Total commercial stations in DMA(c)
KPRC, Houston, TX, 1949	7th	1st		NBC	Aug. 1, 2022	Dec. 31, 2019	14
WDIV, Detroit, MI, 1947	14th	1st		NBC	Oct. 1, 2021	Dec. 31, 2019	8
WKMG, Orlando, FL, 1954	18th	2nd		CBS	Feb. 1, 2021	April 6, 2019	12
KSAT, San Antonio, TX, 1957	31st	1st		ABC	Aug. 1, 2022	Dec. 31, 2021	11
WJXT, Jacksonville, FL, 1947	42nd	1st		None	Feb. 1, 2021	—	7
WCWJ, Jacksonville, FL, 1966	42nd	2nd	(d)	CW	Feb. 1, 2021	Aug. 31, 2021	7
WSLS, Roanoke, VA, 1952	70th	3rd		NBC	Oct. 1, 2020	Dec. 31, 2019	7

(a)	Source: 2017/2018 Local Television Market Universe Estimates, The Nielson Company, September 2017, based on television homes in DMA (see note (c) below).

(b)	Based on an average of November 2017 ratings in the key 6 a.m., 6 p.m. and late newscasts among target demographic viewers ages 25 to 54.

(c)	Full-power commercial TV stations, DMA is a market designation of The Nielsen Company that defines each television market exclusive of another, based on measured viewing patterns.

(d)	Ranking in syndicated programming in daytime and early fringe.

Other financial data*:

	Year ended December 31,		Three months ended March 31,		Twelve months ended March 31,
(in millions)	2017	2016	2015	2018	2017	2018
Adjusted EBITDA(9)	$268	$336	$223	$ 74	$ 37	$306
Education	125	156	121	34	22	138
International	67	66	72	24	11	80
Higher Education	31	60	55	5	7	29
Test Preparation	20	19	29	2	(1)	22
Professional (U.S.)	32	32	29	10	11	31
Corporate & other	(23)	(20)	(65)	(7)	(7)	(24)
Broadcast	160	215	179	46	30	175
Manufacturing	55	32	15	17	8	64
Healthcare	11	12	16	1	2	10
SocialCode	(2)	(11)	—	3	(4)	1
Other businesses	(29)	(22)	(21)	(8)	(8)	(28)
Corporate & other	(52)	(46)	(86)	(12)	(14)	(51)

Free cash flow(10)	211	266	161	59	22	248
Education	98			27	17	108
Broadcast	143			41	22	162
Manufacturing	47			14	8	53
Healthcare	8			1	2	7
SocialCode	(3)			(3)	(4)	(2)
Other businesses	(30)			(8)	(8)	(29)
Corporate & other	(52)			(12)	(14)	(51)

* Subject to rounding.

	March 31, 2018
	Actual		As Adjusted(11)
Total debt	$497,733		$492,572
Ratio of total debt Adjusted EBITDA(9)(12)	1.6	x	1.6	x

(1)
We reorganized our operations in the first quarter of 2018 into six reportable segments for the purposes of making operating decisions and assessing performance: Kaplan Higher Education, Kaplan Professional (U.S.), Kaplan Test Preparation, Kaplan International, Television Broadcasting and Healthcare. Our manufacturing businesses are included in “Other businesses.” We have restated our audited segment information for fiscal years 2017, 2016 and 2015 and the related disclosures for our change in segments in this offering memorandum and in our Current Report on Form 8-K filed on May 21, 2018, which is incorporated by reference herein.

(2)
Reflects the writedown of goodwill and other intangible assets due to the effect of challenging operating environments on various businesses, particularly Kaplan Higher Education in 2015. See Footnote 9 to our audited financial statements included in this offering memorandum.

(3)	Reflects our share of the net losses in various interests we held in a number of home health and hospice joint ventures and other affiliates.

(4)
The Company adopted new accounting guidance in the first quarter of 2018 that changes the income statement classification of net periodic pension and postretirement pension cost. Under the new guidance, service cost is included in operating income, while the other components (including expected return on assets) are included in non-operating income. The new guidance was required to be applied retrospectively, with prior period financial information revised to reflect the reclassification.

(5)
The Company adopted new accounting guidance in the first quarter of 2018 that requires changes in the fair value of marketable equity securities to be included in non-operating income (expense) on a prospective basis.

(6)	Primarily reflects the net impact of foreign currency gains and losses, cost method investment writedowns, sales of marketable securities, and the sale of land and other businesses.

(7)	Reflects the spin-off of Cable One in 2015. See Footnote 4 to our audited financial statements included in this offering memorandum.

(8)	Reflects ownership interests in several of our subsidiaries, such as Hoover, owned by non-affiliates.

(9)
We define Adjusted EBITDA to be operating income excluding amortization, depreciation and pension expense. We believe that our financial statements and the other financial data included and/or incorporated by reference in this offering memorandum have been prepared in a manner that complies, in all material respects, with GAAP and the regulations published by the SEC, and are consistent with current practice with the exception of the inclusion of financial measures that differ from measures calculated in accordance with GAAP, including Adjusted EBITDA. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe that certain of these financial measures provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We also use certain of these financial measures for business planning purposes and in measuring our performance relative to that of our competitors.

We believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the term Adjusted EBITDA may vary from that of others in our industry. These financial measures should not be considered as alternatives to operating income, net income (loss) or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity.

Adjusted EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include the fact that Adjusted EBITDA:

● exclude certain tax payments that may represent a reduction in cash available to us;

● exclude certain impairments and adjustments for purchase accounting;

● do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

● do not reflect changes in, or cash requirements for, our working capital needs;

● do not reflect our significant interest expense; and

● do not reflect the cash requirements necessary to service interest or principal payments on our debt.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for replacements of amortizing purchased intangible assets or any cash requirements for replacements of depreciating assets and other amortizing assets. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of our operating performance or discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these financial measures only as a supplement to our GAAP results.

Because the ratio of total debt to Adjusted EBITDA is based, in part, on Adjusted EBITDA, this measure is similarly impacted by the limitations referenced above and also should not be considered in isolation or as a substitute for GAAP measures.

In addition, in evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will not be affected by unusual or non-recurring items.

The following tables reconcile operating income to Adjusted EBITDA, for the periods presented (and subject to rounding) on a consolidated basis and for our business operations presented below:

Consolidated

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Operating income	$136	$223	$(158)	$44	$10
Depreciation	63	65	78	15	15
Amortization & impairments	51	28	279	10	7
Pension expense	19	20	24	5	5
Adjusted EBITDA	$268	$336	$223	$74	$37

Education

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Operating income	$78	$95	$(218)	$23	$9
Depreciation	33	41	61	8	9
Amortization & impairments	5	8	262	1	1
Pension expense	10	12	15	3	3
Adjusted EBITDA	$125	$156	$121	$34	$22

International

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Operating income	$52	$48	$54	$20	$8
Depreciation	15	18	18	4	4
Amortization & impairments	—	—	—	—	—
Pension expense	—	—	—	—	—
Adjusted EBITDA	$67	$66	$72	$24	$11

Higher Education

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Operating income	$17	$39	$30	$1	$2
Depreciation	9	14	15	2	3
Amortization & impairments	—	—	—	—	—
Pension expense	5	7	10	1	2
Adjusted EBITDA	$31	$60	$55	$5	$7

Test Preparation

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Operating income	$12	$10	$17	$1	$(3)
Depreciation	5	6	9	1	1
Amortization & impairments	—	—	—	—	—
Pension expense	3	3	3	1	1
Adjusted EBITDA	$20	$19	$29	$2	$(1)

Professional (U.S.)

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Operating income	$28	$27	$26	$9	$10
Depreciation	3	3	3	1	1
Amortization & impairments	—	—	—	—	—
Pension expense	1	1	1	—	—
Adjusted EBITDA	$32	$2	$29	$10	$11

Corporate & other (Education)

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Operating income	$(30)	$(29)	$(344)	$(9)	$(8)
Depreciation	1	1	16	—	—
Amortization & impairments	5	8	262	1	1
Pension expense	1	1	1	—	—
Adjusted EBITDA	$(23)	$(20)	$(65)	$(7)	$(7)

Broadcast

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Operating income	$139	$203	$167	$41	$26
Depreciation	12	10	10	3	3
Amortization & impairments	6	—	—	1	1
Pension expense	2	2	2	—	—
Adjusted EBITDA	$160	$215	$179	$46	$30

Manufacturing

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Operating income	$15	$13	$6	$9	$4
Depreciation	9	7	2	2	2
Amortization & impairments	31	12	6	6	3
Pension expense	—	—	—	—	—
Adjusted EBITDA	$55	$32	$15	$17	$8

Healthcare

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Operating income	$(3)	$3	$6	$(1)	$(1)
Depreciation	5	3	3	1	1
Amortization & impairments	8	7	7	2	2
Pension expense	1	—	—	—	—
Adjusted EBITDA	$11	$12	$16	$1	$2

SocialCode

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Operating income	$(4)	$(12)	$(1)	$(4)	$(5)
Depreciation	1	1	—	—	—
Amortization & impairments	—	—	—	—	—
Pension expense	1	1	—	—	—
Adjusted EBITDA	$(2)	$(11)	—	$(3)	$(4)

Other businesses

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Operating income	$(31)	$(25)	$(26)	$(9)	$(9)
Depreciation	2	1	1	—	—
Amortization & impairments	—	2	3	—	—
Pension expense	—	—	1	—	—
Adjusted EBITDA	$(29)	$(22)	$(21)	$(8)	$(8)

Corporate & other

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Operating income	$(59)	$(53)	$(94)	$(14)	$(15)
Depreciation	1	1	1	—	—
Amortization & impairments	—	—	—	—	—
Pension expense	5	6	7	1	1
Adjusted EBITDA	$(52)	$(46)	$(86)	$(12)	$(14)

(10) Free cash flow is a measurement of liquidity that is not prepared in accordance with GAAP. Free cash flows is defined as Adjusted EBITDA less capital expenditures. Free cash flows is presented herein because management believes the presentation of free cash flows provides useful information to our investors regarding our liquidity. Free cash flows is a widely utilized indicator of a company’s liquidity. Free cash flows should not be considered as an alternative for cash flows from operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. A reconciliation of free cash flows is provided in the following tables:

Consolidated

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Adjusted EBITDA(a)	$268	$336	$223	$74	$37
Capital expenditures	57	71	62	16	15
Free cash flow	$211	$266	$161	$59	$22

Education

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Adjusted EBITDA(a)	$125	$156	$121	$34	$22
Capital expenditures	28			7	5
Free cash flow	$98			$27	$17

Broadcast

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Adjusted EBITDA(a)	$160	$215	$179	$46	$30
Capital expenditures	17			5	9
Free cash flow	$143			$41	$22

Manufacturing

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Adjusted EBITDA(a)	$55	$32	$15	$17	$8
Capital expenditures	8			3	1
Free cash flow	$47			$14	$8

Healthcare

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Adjusted EBITDA(a)	$11	$12	$16	$1	$2
Capital expenditures	3			—	—
Free cash flow	$8			$1	$2

SocialCode

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Adjusted EBITDA(a)	$(2)	$(11)	$0	$(3)	$(4)
Capital expenditures	1			—	—
Free cash flow	$(3)			$(3)	$(4)

Other businesses

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Adjusted EBITDA(a)	$(29)	$(22)	$(21)	$(8)	$(8)
Capital expenditures	1			—	—
Free cash flow	$(30)			$(8)	$(8)

Corporate & other

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2016	2015	2018	2017
Adjusted EBITDA(a)	$(52)	$(46)	$(86)	$(12)	$(14)
Capital expenditures	—			—	—
Free cash flow	$(52)			$(12)	$(14)

(a)               See footnote (9) above for a reconciliation of operating income to Adjusted EBITDA.
(11)            As adjusted to reflect this offering and the refinancing of the 2019 notes.
(12)            Calculated as total debt divided by Adjusted EBITDA.

Part II

Risks related to our business

Failure to comply with statutory and regulatory requirements in Kaplan’s service to Purdue Global or any other Title IV participating institution could result in monetary liabilities or subject Kaplan to other material negative consequences

On April 27, 2017, certain Kaplan subsidiaries entered into the Transfer Agreement to contribute the institutional assets and operations of KU to a new, non-profit, public-benefit corporation affiliated with Purdue University. At the same time, Kaplan and Purdue entered into the TOSA, whereby Kaplan, through its Kaplan Higher Education unit, provides key non-academic operations support to Purdue Global for a renewable 30-year term. The closing of the transactions contemplated by the Transfer Agreement took place on March 22, 2018. Consequently, Kaplan no longer owns KU or any other institution of higher education participating in Title IV federal student aid programs.

Kaplan is a service provider to Purdue Global under the TOSA and is acting as a Third-Party Servicer as defined by U.S. Department of Education (“ED”) regulations. As a result, Kaplan is required to comply with certain laws and regulations in connection with the provision of services to Purdue Global under the TOSA, including applicable statutory provisions of Title IV of the Federal Higher Education Act of 1965, as amended (the “Higher Education Act”). In addition, as required by ED regulations, Kaplan agreed in the TOSA to be jointly and severally liable with Purdue Global to the ED for any violation by Kaplan of any Title IV regulation or requirement.

Failure to comply with these and other federal and state laws and regulations could result in consequences including, for example:

●
the imposition on Kaplan of fines or repayment obligations for Title IV funds to the ED or the termination or limitation on Kaplan’s eligibility to provide services as a Third-Party Servicer to Purdue Global or any other Title IV participating institution if Kaplan fails to comply with statutory or regulatory requirements applicable to such service providers;

●
adverse effects on Kaplan’s business and operations from a reduction or loss in Kaplan’s revenues under the TOSA if Purdue Global loses or has limits placed on its Title IV eligibility, accreditation, operations, or state licensure or if Purdue Global is subject to fines, repayment obligations or other adverse actions due to non-compliance by Kaplan (or Purdue Global) with Title IV, accreditor, federal, or state agency requirements;

●	liability under the TOSA for non-compliance with federal, state, or accreditation requirements arising from conduct by Kaplan; and

●	liability for non-compliance with Title IV or other federal or state requirements occurring prior to the transfer of KU to Purdue.

Any one of these consequences could have a material adverse effect on Kaplan’s results of operations.

Failure to comply with the ED’s Title IV incentive compensation rule could subject Kaplan to liabilities, sanctions, and fines.

Under the ED’s incentive compensation rule, an institution participating in the Title IV programs may not provide any commission, bonus, or other incentive payment to any person or entity engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV funds if such payment is based directly or indirectly on success in securing enrollments or financial aid. Kaplan is a third-party providing bundled services to a Title IV participating institution that include recruiting and financial aid services. As such Kaplan is also subject to the incentive compensation rules and cannot provide any commission, bonus or other incentive payment to any covered employees, subcontractors, or other parties engaged in certain student recruiting, admission, or financial aid activities based on success in securing enrollments or financial aid. In addition, Purdue Global’s tuition revenue sharing payments to Kaplan under the TOSA must comply with revenue sharing guidance provided by the ED related to bundled services agreements such as, potentially, the TOSA. The Company cannot predict how the ED or a federal court will interpret and enforce all aspects of the incentive compensation rule or the revenue sharing guidance in the future or how it would be applied to the TOSA or may be changed by the ED, regulation, or legislation. Any changes in interpretation and enforcement could require Purdue Global and Kaplan to change their practices or the tuition revenue sharing payment terms of the TOSA and could have a material adverse effect on Kaplan’s business and results of operations. Additionally, failure to comply with the incentive compensation rule could result in litigation or enforcement actions against Purdue Global or Kaplan and could result in liabilities, fines, or other sanctions against Purdue Global or Kaplan, which could have a material adverse effect on Kaplan’s business and results of operations.

Failure to comply with the ED’s Title IV misrepresentation regulations could subject Kaplan to liabilities, sanctions, and fines.

An institution is required to comply with the ED regulations related to misrepresentations, and with related federal and state laws. These laws and regulations are broad in scope and may extend to statements by servicers, such as Kaplan, that provide marketing services to Title IV participating institutions. The laws and regulations also likely apply to the servicer’s employees, subcontractors, and agents, with respect to the nature of an institution’s programs, financial charges, or the employability of its graduates. Under the TOSA Kaplan provides certain marketing services to Purdue Global. A violation of these regulations or other federal or state laws and regulations applicable to the services Kaplan provides to Purdue Global under the TOSA or to other future client institutions and arising out of statements by Kaplan or one of Kaplan’s employees, subcontractors or agents could require Kaplan or its client to pay fines or other monetary penalties, result in the termination or limitation on Kaplan’s ability to service Title IV participating institutions, result in termination of the TOSA or other agreement with future clients, or require Kaplan to pay the costs associated with indemnifying Purdue Global or potential future clients from losses resulting from enforcement actions or claims related to these laws and regulations.

Failure to comply with these and other federal and state laws and regulations could result in the imposition on Kaplan of fines or federal student aid repayment obligations to the ED or the termination or limitation on Kaplan’s eligibility to provide services as a Third-Party Servicer to Purdue Global or any other Title IV participating institution.

Compliance reviews, program review, audits, investigations and failure to remediate material weaknesses in internal control over financial reporting could result in findings of non-compliance with statutory and regulatory requirements and result in liabilities, sanctions, and fines.

As a Third-Party Servicer providing services to a Title IV participating institution, Kaplan is subject to reviews, audits, investigations and other compliance reviews conducted by various regulatory agencies and auditors, including, among others, the ED, the ED’s Office of the Inspector General, accrediting bodies, and state and various other federal agencies. These compliance reviews can result in findings of non-compliance with statutory and regulatory requirements that can, in turn, result in proceedings to impose fines, liabilities, civil or criminal penalties or other sanctions against Kaplan. Kaplan will be required, if it enters into contracts with other Title IV participating institutions, to arrange for an independent auditor to conduct an annual Title IV compliance audit of Kaplan’s compliance with applicable ED requirements.

In addition to the sale of the institutional assets and operations of KU to Purdue Global, Kaplan sold substantially all of the assets of KHE nationally accredited on-ground schools on September 3, 2015 in a transaction that did not involve the assets of KU. As part of the transaction, similar to the sale of KU, Kaplan retained liability for the pre-sale conduct of the KHE schools. Although Kaplan no longer owns KU or the KHE schools, Kaplan may be liable to the current owners of the KU and the KHE schools, respectively, for the pre-sale conduct of the schools. Additionally, Kaplan may be subject to future compliance reviews or lawsuits that could result in monetary liabilities or fines or other sanctions.

On February 23, 2015, the ED began a review of KU. The review will assess Kaplan’s administration of its Title IV and Higher Education Act programs and will initially focus on the 2013 to 2014 and 2014 to 2015 award years. The ED has not notified Kaplan of any negative findings. However, at this time, Kaplan cannot predict the outcome of this review, when it will be completed or any liability or other limitations that the ED may place on Kaplan as a result of this review. Kaplan retains responsibility for any financial obligation resulting from this ED program review.

There are also two open program reviews at campuses that were part of the KHE Campuses business prior to its sale in 2015 to Education Corporation of America, and the ED’s final reports on the program reviews at former KHE Broomall, PA, and Pittsburgh, PA, locations are pending. Kaplan retains responsibility for any financial obligation resulting from the ED program reviews at the KHE Campuses business that were open at the time of sale.

In addition, the ED is currently conducting a review of KU’s prior compliance with ED regulations regarding the return of Title IV funds for withdrawn students. Kaplan recently determined that a KU procedural change implemented with respect to student financial aid refunds may not have been in accordance with the ED regulation governing return of financial aid for students who withdraw from a program prior to completion. Consequently, $8.4 million in estimated unreturned funds from prior periods was recorded in Kaplan’s fourth quarter 2017 results; this estimated refund liability is included in current liabilities on the Company’s consolidated balance sheet at December 31, 2017. The Company determined that this procedural change was implemented without sufficient management review and approval and accordingly determined that its internal control over financial reporting was not effective as a result of this material weakness. No restatement of prior period financial statements and no change in previously reported financial results were required due to the immateriality of the adjustment for the periods presented, and Kaplan self-reported this matter to the ED and is in the process of returning funds deemed necessary. The Company’s management is currently in the process of implementing remediation measures and will monitor the effectiveness of these remediation measures and will make any changes and take such other actions that it deems appropriate given the circumstances.

This matter is under review by the ED and Kaplan’s yearly financial aid compliance auditor (a process required for all schools yearly under Title IV). The ED has requested additional relevant data and other information. As a result of this issue the ED may require additional refunds or impose monetary or other sanctions on Kaplan. Kaplan cannot predict the final outcome of the ED’s review.

Although the Company expects the above described remediation to be completed during 2018, there can be no assurance that management’s remediation measures will be sufficient to remedy the material weakness or that additional material weaknesses or other control or significant deficiencies will not be identified in the future. If we continue to experience material weaknesses in our internal controls or fail to maintain or implement required new or improved controls, such circumstances could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, or adversely affect the results of periodic management evaluations and, if required, annual auditor attestation reports.

Non-compliance with regulations by Kaplan’s client institutions will adversely impact Kaplan’s results of operations.

Kaplan currently provides Third-Party Servicer services to one client institution, Purdue Global, which is heavily regulated by federal and state laws and regulations and by accrediting body requirements. A substantial portion of Kaplan’s revenues are attributable to revenues it receives under its agreement with Purdue (the TOSA) which are dependent upon revenues generated by Purdue Global and upon Purdue Global’s eligibility to participate in the Title IV federal student aid program. To maintain Title IV eligibility, Purdue Global must be certified by the ED as an eligible institution, maintain authorization by applicable state education agencies, and be accredited by an accrediting commission recognized by the ED. Purdue Global also must comply with the extensive statutory and regulatory requirements of the Higher Education Act and other state and federal laws and accrediting standards relating to its financial aid management, educational programs, financial strength, disbursement and return of Title IV funds, facilities, recruiting practices, representations made by the school, and various other matters. If Purdue Global loses or has limits placed on its Title IV eligibility, accreditation or state licensure, or if Purdue Global is subject to fines, repayment obligations, or other adverse actions due to its or Kaplan’s non-compliance with Title IV regulations, accreditor, or state agency requirements, or other state or federal laws Kaplan’s financial results of operations could be adversely effected.

There is no assurance that Purdue Global will comply with applicable laws, regulations and other requirements and maintain its Title IV eligibility, accreditation and state authorization in the future. This is also true of any future clients to whom Kaplan may provide services regulated by Title IV. Although an institution’s compliance may be affected by circumstances beyond Kaplan’s control, if Purdue Global or other client institutions fail to comply with applicable regulations and laws, including the following, Kaplan’s results of operations would be adversely impacted:

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Change in ownership approval: If an institution experiences a change of control under the standards of applicable state agencies, accrediting agencies or the ED, it must seek the approval of the relevant agencies. Purdue Global already has received certain pre-closing approvals required in connection with the transaction from HLC and certain other regulators as well as a Temporary Program Participation Agreement from the ED. However, Purdue Global is required to obtain final post-closing approvals from the ED and certain other state education agencies. We cannot provide any assurances regarding the timing or outcome of any pending applications for regulatory approvals from the ED or other education agencies. The failure of an institution to reestablish its state authorization, accreditation or ED certification following a change of control as defined by the applicable agency could result in a suspension of operating authority or suspension or loss of U.S. federal student financial aid funding, which could have a material adverse effect on Purdue Global’s student population and Kaplan’s revenue. It also is possible that, as a condition to granting these regulatory approvals, a regulatory authority may require changes to the agreement pursuant to which Kaplan will provide post-closing support services, and these changes may negatively impact Kaplan’s financial condition and results of operations.

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Provisional certification: The ED has issued Purdue Global a temporary provisional program participation agreement that extends the Title IV eligibility of Purdue Global on a temporary basis while the ED reviews the institution’s application for approval of the change of control and its status as a public, non-profit institution. The temporary provisional program participation agreement will remain in effect on a month-to-month basis until the ED concludes its review of the institution’s application. If the ED approves the application, Kaplan expects the ED to maintain Purdue Global on provisional certification status upon final approval of Purdue Global’s pending application. The ED also may impose other conditions upon Purdue Global’s participation in the Title IV programs. During the period of provisional certification, Purdue Global must obtain prior ED approval, as well as any required approvals from state and accrediting agencies, to open a new location, add an educational program, acquire another school or make any other significant change. Provisional certification status carries fewer due process protections than full certification. As a result, the ED may withdraw an institution’s provisional certification more easily than if it is fully certified. Provisional certification does not otherwise limit access to Title IV program funds by students attending the institution.

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Institutional accreditation: Purdue Global is institutionally accredited by a regional accreditor recognized by the ED. Accreditation by an accrediting agency recognized by the ED is required for an institution to become and remain eligible to participate in Title IV programs. Purdue Global’s institutional accreditor conducts reviews from time to time for a variety of reasons including a post-closing review of the change of ownership. Such reviews may include examination of third-party contracts such as the service agreement with Kaplan and compliance with accreditation standards. Failure to resolve any concerns that may arise during such reviews could result in a loss of accreditation at Purdue Global or certain restrictions on operations. The loss of accreditation would, among other things, render Purdue Global ineligible to participate in Title IV programs and would have a material adverse effect on Kaplan’s business and operations.

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Programmatic accreditation: Programmatic accreditation is the process through which specific programs are reviewed and approved by industry-specific and program-specific accrediting entities. Although programmatic accreditation is not generally necessary for Title IV eligibility, such accreditation may be required to allow students to sit for certain licensure exams or to work in a particular profession or career. Failure to obtain or maintain such programmatic accreditation may lead schools to discontinue programs that would not provide appropriate outcomes without that accreditation or may lead to a decline in enrollments in programs because of a perceived or real reduction in program value.

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State authorization: Purdue Global and its programs are subject to state-level regulation and oversight by state licensing agencies, whose approval is necessary to allow an institution to operate and grant degrees or diplomas in the state. Institutions that participate in Title IV programs must be legally authorized to operate in the state in which the institution is physically located. The loss of such authorization would preclude the institution from offering postsecondary education and render students ineligible to participate in Title IV programs.

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State authorization of out-of-state activities: Some states have sought to assert jurisdiction over online education institutions that offer education services to residents in the state or to institutions that advertise or recruit in the state, notwithstanding the lack of a physical location in the state. State regulatory requirements for online education vary among the states, are not well developed in many states, are imprecise or unclear in some states, and are subject to change. If Purdue Global is found not to be in compliance with an applicable state regulation and a state seeks to restrict one or more of Purdue Global’s business activities within its boundaries, Purdue Global may not be able to recruit or enroll students in that state and may have to cease providing services and recruiting in that state. On December 19, 2016, the ED issued final regulations regarding distance-education state authorization requirements that would require Purdue Global to be authorized in additional states in which it is not physically located, as well as regulations applicable to institutions with Title IV participating locations in a foreign country. Specifically, the regulations will require an institution that offers postsecondary education through distance education in a state in which the institution is not physically located, or in which the state determines that the institution is otherwise subject to the state’s jurisdiction, to meet the state’s authorization requirements for offering postsecondary distance education in that state. The ED has since delayed implementation of this regulation, however, if Purdue Global is unable to obtain the required approvals for distance-education programs when the rule becomes effective, then Purdue Global students residing in the state for which approval was not obtained may be unable to receive Title IV funds, which could have a material adverse effect on Kaplan’s business and operations.

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Gainful employment: Under ED’s gainful employment rule, certain education programs are required to comply with certain debt-to-earnings metrics in order to be eligible to participate in the Title IV programs. The regulations also contain requirements related to public disclosure of program information and outcomes, reporting data to the ED, and certification requirements. The gainful employment rule generally does not apply to degree-granting programs offered by public non-profit institutions and only applies to certain non-degree granting programs offered by such institutions. Consequently, Kaplan anticipates that the ED only will apply these requirements to certain non-degree granting (certificate) programs at Purdue Global although ED could attempt to require Purdue Global to comply with these requirements for some or all of its other programs for a certain period of time as a condition of final approval of the change in ownership.

Although the GE requirements are unlikely to impact Purdue Global programs, the ED could extend certain GE restrictions to Purdue Global based on KU’s GE rates. Some of KU’s programs did not achieve passing rates when ED released debt-to- earnings rates in January 2017 for the 2014-2015 award year, which are the first and only rates to be issued under the GE rules. None of Purdue Global’s active programs currently accepting students failed the GE test when the university was KU, but KU had five non-active programs that failed the GE test. KU also had 16 programs in the warning zone status. Four of these programs are active and currently accepting students as Purdue Global. Of the remaining 12 programs in the warning zone, five were discontinued under KU, have no students and are no longer being offered under Purdue Global, and seven of these programs are still active but not accepting enrollments. The ED has stated that it has the ability to combine, for future GE debt-to-earnings calculations, any new programs that it determines to be “substantially similar” to other current or past programs. KU started a number of new programs after the effective date of the GE rules that Purdue Global is continuing to offer. If the ED determines that it will extend the GE rules to Purdue Global programs in some way and that any new programs that are substantially similar to programs that are currently in the warning zone or that failed the GE test, Purdue Global’s ability to maintain the Title IV eligibility of these new programs would be materially adversely affected and could have a material adverse effect on Purdue Global’s enrollments and revenues.

The ultimate outcome of future GE rates and their impact on Kaplan, if the ED elects to apply the GE rule to Purdue Global for a certain period of time following the Transaction, cannot be predicted. The ED recently completed a negotiated rulemaking process to prepare amendments to the gainful employment regulations.

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Financial responsibility: For proprietary and private non-profit institutions to participate in Title IV Programs, an institution must satisfy specific measures of financial responsibility prescribed by ED or post a letter of credit in favor of ED and possibly accept other conditions on its participation in Title IV Programs. These rules would not apply to Purdue Global when the university is confirmed as a public institution. The ED published amendments to the financial responsibility regulations to expand the list of actions or events that would require a proprietary or private non-profit institution to provide ED with a letter of credit or other form of acceptable financial protection, but ED delayed the effective date of those regulations until July 1, 2019. Kaplan cannot predict the outcome of any delay or potential changes to those regulations or the ED’s application to Purdue Global until Purdue Global receives its Program Participation Agreement.

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Administrative capability: ED regulations specify extensive criteria an institution must satisfy to establish that it has the requisite “administrative capability” to participate in Title IV Programs. A failure to demonstrate administrative capability could result in fine, sanctions, or other limitations on operations.

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Cohort default rates: An institution may lose its eligibility to participate in certain Title IV programs if its students default on the repayment of Title IV loans at a rate that exceeds specified limits. A failure by Purdue Global or any future Kaplan client to comply with the cohort default rate threshold could impact their eligibility and Kaplan’s revenues.

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90/10: A for-profit institution may lose its eligibility to participate in Title IV programs or be subject to other enforcement measures if it derives more than 90% of its revenue from Title IV programs, as calculated on a cash basis in accordance with the Higher Education Act and applicable ED regulations. The 90/10 rule generally does not apply to public, non-profit institutions like Purdue Global. However, the Department sometimes applies the 90/10 rule to an institution for a certain period of time following a change to non-profit status. In its September 13, 2017 preacquisition review letter to Kaplan the ED stated that, provided Kaplan University’s has a passing 90/10 audit for FY 2017, no further 90/10 audits will be required post change in ownership. Kaplan University will submit its FY 2017 audit by June 30, 2018 and expects that it will pass. Consequently, Kaplan anticipates that Purdue Global will not be required to report its 90/10 percentages in the first fiscal year following approval of the transfer by the ED.

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Borrower defense to repayment: ED regulations permit student borrowers to obtain discharges of their obligations to repay certain Title IV loans based on certain conduct by the institution and for the ED to recover these costs from the institution. The ED recently imposed, but subsequently delayed the implementation of, amended rules that would expand borrowers’ ability to obtain loan discharges based on substantial misrepresentations, breaches of contract, or judgments against the school; in some cases, by classes of students as well as individual students. The rules also require proprietary schools not meeting a loan “repayment rate” threshold calculation to provide an ED-prepared warning to current and prospective students and to include the warning on its website and in promotional materials and advertisements. This portion of the rule would not apply to Purdue Global unless the ED elects to require compliance by Purdue Global as part of the change in ownership approval. The rules also include new provisions related to arbitration and class-action lawsuits, including prohibitions regarding an institution’s use of pre-dispute arbitration agreements and class-action waivers. The ED recently completed a negotiated rulemaking process to consider amendments to these regulations. Kaplan cannot predict the outcome of those amendments. Application of these regulations to Purdue Global’s programs, or programs of any future Kaplan client, could materially impact revenue and result in liabilities to students or the ED.

If Purdue Global or another client institution was found to be in noncompliance with any of these or other regulatory or legal requirements, Purdue Global could be subject to various consequences including, but not limited to:

●	the loss or limitation of the eligibility to participate in Title IV programs;

●	a requirement to pay fines or to repay Title IV program funds;

●	a denial or refusal by the ED to consider a school’s application for renewal of its certification to participate in the Title IV programs or for approval to add a new campus or educational program;

●	a requirement to submit a letter of credit;

●	the placement of the institution on the heightened cash-monitoring or reimbursement method of payment;

●	the placement of the institution on provisional certification; and

●	the imposition of civil or criminal penalties; or other sanctions.

In turn, any of the aforementioned consequences could have a material adverse effect on Kaplan’s operating results, including, for example:

●	a reduction or loss in Kaplan’s revenues under the TOSA if Purdue Global loses or has limits placed on its Title IV eligibility, accreditation or state licensure;

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a reduction or loss in Kaplan’s revenues under the TOSA if Purdue Global is subject to fines, repayment obligations or other adverse actions due to non-compliance by Purdue Global (or Kaplan) with Title IV, accreditor, or state agency requirements;

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the imposition on Kaplan of fines or repayment obligations to the ED or the termination or limitation on Kaplan’s eligibility to provide services to Purdue Global or other Title IV participating institutions if findings of noncompliance by Purdue Global result in a determination that Kaplan failed to comply with statutory or regulatory requirements applicable to service providers; and

●	liability under the TOSA for non-compliance with federal, state or accreditation requirements arising from conduct by Kaplan.

No assurance can be given that Purdue Global will maintain its Title IV eligibility, accreditation and state authorization in the future or that the ED might not successfully assert that Purdue Global failed to comply with Title IV or other requirements.

Regulatory changes and developments could negatively impact kaplan’s results of operations.

Any legislative, regulatory or other development that has the effect of materially reducing the amount of Title IV financial assistance or other federal, state, or private financial assistance available to the students of Purdue Global could have a material adverse effect on Kaplan’s business and operations. In addition, any development that has the effect of making the terms on which Title IV financial assistance or other financial assistance funds are available to Purdue Global students materially less attractive could have a material adverse effect on Kaplan’s business and operations.

The laws, regulations, and other requirements applicable to Purdue Global and to Kaplan as its third-party servicer are subject to change and to interpretation. In addition, there are other factors related to Purdue Global’s compliance with federal, state and accrediting agency requirements, many of which are largely outside of Kaplan’s control, that could have a material adverse effect on Purdue Global’s revenues and, in turn, on Kaplan’s operating results including, for example:

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Reduction in Title IV or other federal, state, or private financial assistance: During the Company’s 2017 fiscal year, funds provided under the student financial aid programs created under Title IV accounted for approximately $374 million of KHE revenues, and 25% of Kaplan Inc. revenues. The Company receives revenue based on Purdue Global revenue under the TOSA with Purdue Global. Purdue Global is expected to derive a significant percentage of its tuition revenues from its participation in the Title IV programs. Any legislative, regulatory or other development that has the effect of materially reducing the amount of Title IV financial assistance or other federal, state, or private financial assistance available to the students of Purdue Global could have a material adverse effect on Kaplan’s business and operations. In addition, any development that has the effect of making the terms on which Title IV financial assistance or other financial assistance funds are available to Purdue Global students materially less attractive could have a material adverse effect on Kaplan’s business and operations.

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Compliance reviews and litigation: As an institution participating in the Title IV programs, Purdue Global is subject to program reviews, audits, investigations and other compliance reviews conducted by various regulatory agencies and auditors, including, among others, the ED, the ED’s Office of the Inspector General, accrediting bodies and state and various other federal agencies, as well as annual audits by an independent certified public accountant of compliance with Title IV statutory and regulatory requirements. Purdue Global also may be subject to various lawsuits and claims related to a variety of matters including, but not limited to, alleged violations of federal and state laws and accrediting agency requirements. These compliance reviews and litigation matters could extend to activities conducted by Kaplan and to Kaplan itself as a third-party servicer to Purdue Global.

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Legislative and regulatory change: Congress periodically revises the Higher Education Act and other laws, and enacts new laws, governing the Title IV Programs and annually determines the funding level for each Title IV Program, and may make changes in the laws at any time. The ED also may issue new regulations and guidance or change its interpretation of new regulations at any time. Any action by Congress or the ED that significantly reduces funding for Title IV Programs or the ability of Purdue Global to receive funding through these programs could reduce Purdue Global’s enrollments and tuition revenues and, in turn, the revenues we receive under the TOSA. Any action by Congress or the ED that impacts the ability of Purdue Global to contract with Kaplan to provide bundled services in exchange for a share of tuition revenue could require us to modify the TOSA and our practices and could impact the revenues we may receive under the TOSA. Congress, the ED, and other federal and state regulators may create new laws or take actions that may require Purdue Global (or Kaplan as a third-party servicer) to modify practices in ways that could have a material adverse effect on Kaplan’s business and results of operations.

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Negotiated rulemaking: The ED convened negotiated rulemaking committees in late 2017 and early 2018 in order to develop proposed regulations to revise regulations regarding gainful employment, borrower defense to repayment of Federal student loans, and other matters. The ED is expected to issue proposed regulations for public comment during the first half of 2018, but the ED has not established a final schedule for publication of proposed or final regulations. Any regulations published in final form by November 1, 2018, typically would take effect in July 1, 2019, but we cannot provide any assurances as to the timing or content of any such regulations.

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Increased regulatory scrutiny of postsecondary education and service providers: The increased scrutiny of online schools that offer programs similar to those offered by Purdue Global, has resulted, and may continue to result, in additional enforcement actions, investigations and lawsuits by the ED, other federal agencies, state Attorneys General and state licensing agencies. Recent enforcement actions have resulted in substantial liabilities, restrictions and sanctions and, in some cases, have led to the loss of Title IV eligibility and closure of institutions. This increased activity, and other current and future activity, may result in legislation, further rulemaking and other governmental actions affecting the amount of student financial assistance for which Purdue Global’s students are eligible or Kaplan’s participation in Title IV programs as a third-party servicer to Purdue Global.